Exhibit 99.1

FOR IMMEDIATE RELEASE

Dow Announces Settlement in Urethanes Class Action Litigation

MIDLAND, Mich. – February 26, 2016 – The Dow Chemical Company (NYSE: DOW) has entered into a settlement agreement to resolve the In re Urethanes Class Action litigation. In this settlement agreement, Dow has agreed to pay the plaintiff class $835 million. This settlement agreement is conditioned on the United States Supreme Court agreeing to hold Dow’s Petition for a Writ of Certiorari in abeyance and the subsequent approval of the class settlement by the United States District Court of Kansas. The settlement will resolve the $1.06 billion judgment (and also resolve post-judgment interest and an anticipated award of attorney’s fees) against Dow entered in 2013.

Presently, Dow has a Petition for a Writ of Certiorari pending before the United States Supreme Court seeking to set aside the $1.06 billion judgment. Dow’s Petition currently is being held by the Supreme Court pending a decision in Tyson Foods, a case with a common class action issue. Dow continues to believe strongly in its legal position as expressed in its petition.

Growing political uncertainties due to recent events within the Supreme Court and increased likelihood for unfavorable outcomes for business involved in class action suits have changed Dow’s risk assessment of the situation. Dow believes this settlement is the right decision for the company and our shareholders.

While Dow is settling this case, it continues to strongly believe that it was not part of any conspiracy and the judgment was fundamentally flawed as a matter of class action law. Further, the judgment covered alleged legacy activity between 2000 and 2003. Dow cooperated with an extensive investigation by the U.S. Department of Justice, which closed its investigation in 2007 without taking any or proposing any action against Dow. Dow’s position at the U.S. Supreme Court is that the judgment violates class action law in multiple ways, notably with respect to the Supreme Court’s Walmart decision of 2011 and the Comcast decision of 2013, both authored by Justice Scalia.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from material, polymer, chemical and biological science to help address many of the world’s most challenging problems

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow Announces Settlement in Urethanes Class Action Litigation

such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2015, Dow had annual sales of nearly $49 billion and employed approximately 49,500 people worldwide. The Company’s more than 6,000 product families are manufactured at 179 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

For further information contact:

Rachelle Schikorra

+ 1 (989) 638-4090

ryschikorra@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow